Exhibit 23.1.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the reference to our firm under the captions "Experts" in this registration statement on Form S-3 and related prospectus of Greg Manning Auctions, Inc. for the registration of the resale of an aggregate of 627,500 shares of its common stock, and to the incorporation by reference therein of our report dated September 14, 2001 with respect to the consolidated financial statements of Greg Manning Auctions, Inc. included in its Annual Report on Form 10-K as of June 30, 2001 and for the year then ended, as filed with the Securities and Exchange Commission.


                                          Amper, Politziner & Mattia P.C.
                                          /s/ Amper, Politziner & Mattia, P.C.
July 30, 2002
Edison, New Jersey